Exhibit 99.1
For Information Contact:
Maureen Crystal
Tel: (703) 707-6777
E-mail: mcrystal@nciinc.com
NCI, Inc. Reports Record Fourth Quarter and Year End 2010 Financial Results
Full Year Highlights
•	Revenue for 2010 up 24% to a record $581 million
•	Organic revenue growth of 22% for 2010
•	Record diluted EPS for 2010 of $1.72
•	DSO at 71 days
RESTON, Va. — BUSINESS WIRE — February 16, 2011 — NCI, Inc. (NASDAQ:NCIT), a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. federal government agencies, announced today results for the fourth quarter and year ended December 31, 2010. The table below is a summary of our financial results:

	Q4 2010	2010
Revenue	$171 million	$581 million
Operating income	$11.8 million	$39.8 million
Operating margin	6.9%	6.8%
Net income	$6.9 million	$23.9 million
Diluted EPS	$0.50	$1.72
Reported Results
For the fourth quarter of 2010, NCI reported record revenue of $171 million compared to $125 million for the fourth quarter of 2009, with a revenue growth rate of approximately 37%. Operating income for the fourth quarter of 2010 was $11.8 million, compared to $11.5 million for the fourth quarter of 2009. Operating margin of 6.9% for the fourth quarter of 2010 compared with an operating margin of 9.2% for the same period in 2009. Net income for the fourth quarter of 2010 was $6.9 million, compared to $6.7 million for the same period in 2009. However, the fourth quarter and full year 2009 results contained a one-time gain of $2.3 million related to the resolution of the contingent liability associated with the earn-out from the acquisition of TRS Consulting completed in the third quarter of 2009. Excluding this gain only, our fourth quarter 2009 adjusted operating margin was 7.4%. Diluted earnings per share were $0.50 per share for the fourth quarter of 2010 compared to $0.49 per share for the fourth quarter of 2009. The effective tax rate for the fourth quarter of 2010 and 2009 was 40.7%. Diluted shares outstanding for the fourth quarter of 2010 were 13.9 million shares compared to 13.8 million shares for the fourth quarter of 2009.

For the full year of 2010, NCI reported revenue of $581 million compared to $469 million for 2009 with an organic revenue growth rate of approximately 22%. We define our organic revenue growth rate as the increase in revenue, from period to period, excluding the effect of acquisitions. Operating income for 2010 was $39.8 million, or an operating margin of 6.8%, compared to $37.6 million, or an operating margin of 8.0%, for 2009. The full year 2009 results contained a one-time gain of $2.3 million related to the resolution of the contingent liability associated with the earn-out from the acquisition of TRS Consulting completed in the third quarter of 2009. Excluding this gain only, our full year 2009 adjusted operating margin was 7.5%. Net income for 2010 was $23.9 million, compared to $22.2 million in 2009. Diluted earnings per share for 2010 were $1.72 per share, compared to $1.61 per share for 2009. Diluted shares outstanding for 2010 were 13.9 million and 2009 were 13.8 million.
CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “2010 was a very successful year for NCI in many ways. Most importantly, we met our long-standing objective and crossed over the $500 million in revenue mark. With this foundation in place, we are now focused on reaching $1 billion in revenue within the next three to five years. While the macro environment presents some challenges, we have a seasoned management team, a robust portfolio of GWAC/IDIQ contracts, a cadre of skilled and talented employees, and a reputation for superior customer satisfaction to navigate the current headwinds.”
Business Highlights
NCI’s President, Terry Glasgow, stated, “We are very pleased to have delivered 22% organic revenue growth in 2010. This makes the 6th consecutive year since becoming a public company that we have delivered double digit organic revenue growth — averaging approximately 16% organic revenue growth over that period of time. In addition, we are very pleased with the overall execution of our business operations and with the outstanding reputation we have built with our customers. We believe we are well positioned for future growth in our targeted business areas.”

Key Metrics
NCI reported total backlog at the end of 2010 of $1,301 million, of which $302 million was funded backlog. This compares to total backlog of $1,501 million at the end of 2009, which included $250 million in funded backlog. During the fourth quarter of 2010, approximately 91% of revenue was from prime contracts. Time-and-materials contracts accounted for 49% of revenue, cost-plus contracts accounted for 12% of revenue, and fixed-price contracts accounted for 39% of revenue for the fourth quarter of 2010. Our customer mix for the fourth quarter of 2010 reflects approximately 94% of revenue from the Department of Defense and Intelligence customers, and approximately 6% of revenue from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 71 days.
Outlook
The table below summarizes the guidance ranges for the first quarter of 2011 and guidance for the full year 2011. This outlook does not reflect the impact of any future acquisitions.

	1st Quarter 2011	Full Year 2011
Revenue	$145 million – $155 million	$610 million – $630 million
Diluted Earnings Per Share	$0.42 – $0.46	$1.80 – $1.90
Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. ET, to discuss our fourth quarter and year ended 2010 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 4051244. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.
A replay of the call will be available beginning at 8 p.m. ET today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 4051244. A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.
About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, logistics, and professional services and solutions to U.S. Federal Government agencies. We have ISO 9001:2008 and other industry-leading and globally recognized certifications. NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; cybersecurity and information assurance; software development and systems engineering; program management, acquisition, and lifecycle support; engineering and logistics; health IT/medical transformation; and training and simulation. The company is a member of the Russell 2000 and S&P Small Cap 600 indexes, and was recently named to FORTUNE Magazine’s 2010 “100 Fastest-Growing Companies” list. Headquartered in Reston, Virginia, NCI has approximately 2,600 employees and more than 100 locations worldwide. For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.
Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with Federal Government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending priorities, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; Federal Governmental shutdowns (such as that which occurred during the Federal Government’s 1996 fiscal year) and other potential delays in the Government appropriations process; risk of a Federal Government use of funding agencies through a Continuing Resolution instead of a budget appropriation, which may cause our customers within those agencies to defer or reduce work under our current contracts; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; adverse results of Federal Government audits of our government contracts; Government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully identify and integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions or to effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) government contracts containing organizational conflict of interest (OCI) clauses, (iv) delays related to agency specific funding freezes, (v) competition for task orders under Government Wide Acquisition Contracts (GWACs), agency-specific Indefinite Delivery/Indefinite Quantity (IDIQ) contracts and/or schedule contracts with the General Services Administration; and (vi) the Government’s “insourcing” of previously contracted support services and the realignment of funds to other non-defense related programs; and (vii) our own ability to achieve the objectives of near-term or long-range business plans, including internal systems failures. These and other risk factors are more fully discussed in the section titled “Risks Factors” in NCI’s Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC, such as our Forms 8-K and Forms 10-Q.
The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Revenue	$171,021	$125,177	$581,341	$468,910

Operating costs and expenses:
Cost of revenue	151,322	108,619	512,779	407,322
General and administrative expense	6,550	6,121	23,730	22,047
Depreciation and amortization	1,330	1,195	5,054	4,228
Gain on extinguishment of contingent consideration liability	—	(2,285)	—	(2,285)

Total operating costs and expenses	159,202	113,650	541,563	431,312

Operating income	11,819	11,527	39,778	37,598
Interest expense, net	173	169	598	657

Income before income taxes	11,646	11,358	39,180	36,941

Income tax expense	4,741	4,622	15,309	14,784

Net income	$6,905	$6,736	$23,871	$22,157

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,648	13,484	13,621	13,452

Net income per share	$0.51	$0.50	$1.75	$1.65

Diluted:
Weighted average shares and equivalent shares outstanding	13,880	13,800	13,878	13,775

Net income per share	$0.50	$0.49	$1.72	$1.61

NCI, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)

	As of December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,791	$1,193
Accounts receivable, net	132,693	110,027
Deferred tax assets, net	4,547	4,525
Prepaid expenses and other current assets	3,347	1,677

Total current assets	143,378	117,422

Property and equipment, net	11,751	8,253
Other assets	1,590	827
Intangible assets, net	6,179	8,569
Goodwill	106,580	106,580

Total assets	$269,478	$241,651

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$61,046	$42,333
Accrued salaries and benefits	20,229	21,012
Other accrued expenses	3,468	4,222
Deferred revenue	2,951	1,782

Total current liabilities	87,694	69,349

Long-term debt	20,000	42,000
Other long-term liabilities	—	23
Deferred rent	1,287	1,914
Deferred tax liabilities, net	7,450	4,138

Total liabilities	116,431	117,424

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,469,242 shares issued and outstanding as of December 31, 2010, and 8,288,454 shares issued and outstanding as of December 31, 2009	161	158
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of December 31, 2010 and 2009	99	99
Additional paid-in capital	67,889	62,943
Retained earnings	84,898	61,027

Total stockholders’ equity	153,047	124,227

Total liabilities and stockholders’ equity	$269,478	$241,651

NCI, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2010	2009
	(unaudited)
Cash flows from operating activities
Net income	$23,871	$22,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,054	4,228
(Gain) loss on sale and disposal of property and equipment	(85)	2
Non-cash stock compensation expense	1,607	1,784
Deferred income taxes	3,291	1,038
Changes in operating assets and liabilities:
Accounts receivable, net	(22,666)	(16,617)
Prepaid expenses and other assets	(2,434)	191
Accounts payable	18,713	9,531
Accrued expenses	(381)	(2,523)
Deferred rent	(567)	(590)

Net cash provided by operating activities	26,403	19,201

Cash flows from investing activities
Purchase of property and equipment	(6,218)	(4,622)
Proceeds from sale of property and equipment	141	—
Cash paid for acquisitions, net of cash acquired	—	(17,953)

Net cash used in investing activities	(6,077)	(22,575)

Cash flows from financing activities
Proceeds from exercise of stock options	2,933	1,019
Excess tax deduction from exercise of stock options	409	408
(Payments) proceeds from line of credit, net	(22,000)	2,000
Principal payments under capital lease obligations	(70)	(127)

Net cash (used in) provided by financing activities	(18,728)	3,300

Net change in cash and cash equivalents	1,598	(74)
Cash and cash equivalents, beginning of year	1,193	1,267

Cash and cash equivalents, end of year	$2,791	$1,193

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$646	$712

Income taxes	$12,690	$13,374

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